EXHIBIT 99.1

BICO ANNOUNCES THAT VEGAS WIRELESS ENTERTAINMENT ACQUISITION IS
TERMINATED- 11 MAY, 2006

Dove Canyon, California - May 11, 2006 - BICO, Inc. (OTCBB: BIKO - News) announced the termination of its agreement to acquire 100% of the issued and outstanding stock of Vegas Wireless Entertainment, Inc. "Vegas Wireless." The transaction has been terminated because Vegas Wireless notified BICO that it would not proceed with the transaction for reasons related to the tax treatment of the transaction for shareholders of Vegas Wireless.

The Company or its representatives are aware of certain potential alternative merger partners. We have identified a number of such opportunities, and have initiated discussions with those entities. However no assurances can be made that such a transaction will be successfully concluded.

This news release includes comments that may be deemed forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future events, sales of products or performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to complete the transactions, which remain subject to various contractual contingencies and completion of the due diligence review, obtaining any regulatory approvals, having necessary financing in time to meet contractual obligations, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's current and future filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.

For further information contact:

BICO, Inc.
1 (949) 509-7952
Web:www.bicoservices.com